Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following registration statements (and any amendments thereto) of IAC/InterActiveCorp of our report dated March 1, 2013 (expect for Note 22, as to which the date is May 3, 2013), with respect to the consolidated financial statements and schedule of IAC/InterActiveCorp for the year ended December 31, 2012, included in this Current Report on Form 8-K dated May 3, 2013.
COMMISSION FILE NO.:
Form S-8, No. 333-127410
Form S-8, No. 333-127411
Form S-4, No. 333-124303
Form S-8, No. 333-146940
Form S-8, No. 333-154875
Form S-8, No. 333-174538
/s/ ERNST & YOUNG LLP
New York, New York
May 3, 2013